Exhibit 99.1

REPAY Announces Acquisition of Payix

Payix Acquisition Enhances REPAY’s Position in the Key Automotive Loan Repayment Vertical and Accelerates Expansion in the Buy Now, Pay Later “BNPL” Market

The Company Also Announces Upsizing of Revolver Capacity

ATLANTA, January 3, 2022 -- Repay Holdings Corporation (NASDAQ: RPAY) (“REPAY”), a leading provider of vertically-integrated payment solutions, today announced it has acquired Payix for up to $115 million. The acquisition was financed with cash on hand and available revolver capacity. REPAY also announced the upsizing of its revolver capacity by $60 million, increasing its existing $125 million Revolving Credit Facility to $185 million.

Founded in 2016 and based in Fort Worth, Texas, Payix is a leading omni-channel payment technology platform providing solutions that facilitate payments, data exchange, and communication to support customer service and collection efforts in loan repayment verticals. Payix’s software supports a wide range of payment options and modalities, and integrates into loan management systems (“LMS”) and dealer management systems (“DMS”) by providing a SaaS approach to collections technology.

“We are thrilled about the acquisition of Payix, a highly complementary business to REPAY,” said John Morris, CEO of REPAY. “With its robust and highly flexible technology platform, Payix creates a uniquely positive experience and adds value for both the lender and borrower. Payix also has a strong pipeline and product roadmap, positioning it well for 2022 and beyond. We look forward to welcoming the Payix team into the REPAY family.”

Transaction Details

•	REPAY acquired Payix on a cash-free, debt-free basis for up to $115 million
o	$95 million paid at closing
o	Up to $20 million may become payable through an earnout, which is contingent on Payix’s performance in 2022
•	Net leverage is expected to approximate 3.6x1 on a post-transaction basis and is expected to be below 3.0x by year end 2022
•	In 2022, Payix is expected to generate revenue of over $15 million, with gross and adjusted EBITDA margins of approximately 65% and 40%, respectively
•

On an organic basis, Payix top line and gross profit are growing substantially faster than the overall REPAY historical corporate average. Based on historical growth trends, Payix is expected to generate top line and gross profit growth in excess of 40% annually through 2023

Strategic Rationale

•	Further enhances REPAY’s position in the large and growing automotive vertical, and accelerates expansion into the attractive buy now, pay later (“BNPL”) space
•	Payix has generated strong topline growth and has highly predictable and recurring transaction revenue

[1]	As of 11/30/21. Based on pro forma metrics for Payix, assuming full twelve months contribution of recent acquisitions.

•	Complementary sales distribution model, driven by deep integrations with leading LMS and DMS platforms to accelerate new merchant acquisitions
o	Payix’s platform serves 300,000+ underlying borrowers
•	Proprietary software platform, offering a wide range of omni-channel borrower payment options including via mobile app, web, SMS, agent-assisted, and interactive voice response (“IVR”)

Advisors

Troutman Pepper served as legal advisor to REPAY. Capstone Partners served as exclusive financial advisor and Gunderson Dettmer served as legal advisor to Payix.

About Payix

Payix helps lenders and loan servicers improve their ability to engage with borrowers and collect payments. Payix’s borrower-facing tools – with real-time loan management and dealer management system integrations – display client branding for quick borrower adoption and lasting utilization. Using Payix state-of-the-art technology, lenders and loan servicers can instantly communicate with borrowers across multiple channels and secure qualified promises, one-time and scheduled payments.

About REPAY

REPAY provides integrated payment processing solutions to verticals that have specific transaction processing needs. REPAY's proprietary, integrated payment technology platform reduces the complexity of electronic payments for merchants, while enhancing the overall experience for consumers and businesses.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, REPAY’s and Payix’s plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “is expected to,” “is anticipated,” “estimated,” “believe,” “projection” or words of similar meaning. These forward-looking statements include: anticipated benefits from the Payix acquisition, future opportunities for REPAY and Payix, REPAY net leverage estimates and the level of Payix’s expected growth and financial contributions, including revenue, adjusted EBTIDA and gross profit growth. Such forward-looking statements are based upon the current beliefs and expectations of REPAY’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control.

In addition to factors disclosed in REPAY’s reports filed with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2020, as amended, and Quarterly Reports on Form 10-Q for the subsequent periods, and those identified elsewhere in this communication, the following factors, among others, could cause actual results and the timing of events to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: any inability to integrate and/or realize the benefits of the Payix acquisition; that the announcement of the proposed acquisition could disrupt REPAY’s or Payix’s relationships with customers, employees or other business partners; changes in the payment processing market in which REPAY and Payix compete, including with respect to the applicable competitive landscape, technology evolution or regulatory changes; changes in the vertical markets that REPAY and/or Payix target, including the regulatory environment applicable to those customers; risks relating to REPAY’s and Payix’s relationships within the payment ecosystem; changes in accounting policies or methodologies applicable to REPAY; and risks relating to data security.

Actual results, performance or achievements may differ materially, and potentially adversely, from any projections and forward-looking statements and the assumptions on which those forward-looking statements are based. There can be no assurance that the data contained herein is reflective of future performance to any degree. You are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance. All information set forth herein speaks only as of the date hereof in the case of information about REPAY or the date of such information in the case of information from persons other than REPAY, and REPAY disclaims any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this communication. Forecasts and estimates regarding REPAY’s industry and end markets are based on sources it believes to be reliable, however there can be no assurance these forecasts and estimates will prove accurate in whole or in part. Pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

Contacts

Investor Relations Contact for REPAY:

repayIR@icrinc.com

Media Relations Contact for REPAY:

Kristen Hoyman

(404) 637-1665

khoyman@repay.com